Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2018 Financial and Operating Results

Adjusted EBITDA in Q3 2018 Increased 5% Year-Over-Year Driven by Outperformance in the G&P and S&T Segments

On-Track to Achieve 2018E Adjusted EBITDA Guidance Range of $400 Million to $420 Million

FY 2018 and FY 2019 Underwritten Capital Investments Expected to Drive 15% Adjusted EBITDA and DCF per Unit Growth in FY 2019

HOUSTON, TEXAS, October 30, 2018 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended September 30, 2018.

Third Quarter 2018 Highlights1

•	Third quarter 2018 net loss of $5.2 million, compared to a net loss of $27.9 million in third quarter 2017

•	Third quarter 2018 Adjusted EBITDA of $101.4 million, an increase of 5% compared to $96.3 million in the third quarter 2017

•	Third quarter 2018 distributable cash flow to common unitholders of $51.7 million; The third quarter 2018 coverage ratio was approximately 1.2x

•

Ended third quarter 2018 with approximately $1.7 billion in total debt and a 4.2x leverage ratio. Crestwood has substantial liquidity available under its $1.25 billion revolver with $498 million drawn as of September 30, 2018

•

Proactively amended revolving credit facility to extend maturity date to October 2023, lower facility pricing and reduce facility size to $1.25 billion; The new facility will result in annual interest expense savings of approximately $3 million and provides Crestwood significant liquidity and financial flexibility to pursue its capital investment program in the Bakken, Powder River and Delaware Basins

•

Declared third quarter 2018 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on November 14, 2018, to unitholders of record as of November 7, 2018

Management Commentary

“During the third quarter, Crestwood delivered strong financial results, continued solid execution on our capital investment program, and benefited from robust market fundamentals that continue to support development activity and commercial growth opportunities across our franchise positions in the Bakken, Powder River and Delaware Basins,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Crestwood is right on track to achieve all of our 2018 guidance targets and maintains strong confidence in our ability to drive a 3-year 15% annual growth rate in EBITDA and DCF per unit by executing on our backlog of existing and new organic expansion opportunities which fit our disciplined investment and financing criteria focused on generating long-term accretive value for our unitholders.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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Third Quarter 2018 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $78.2 million in the third quarter 2018, an increase of 12% compared to $69.9 million in the third quarter 2017. During the third quarter 2018, average natural gas gathering volumes were 1,014 MMcf/d, relatively flat to third quarter 2017, gas processing volumes were 297 MMcf/d, or 27% above third quarter 2017, compression volumes were 438 MMcf/d, crude oil gathering volumes were 74 thousand barrels per day (“MBbls/d”), and produced water volumes were 48 MBbls/d, or 31% above third quarter 2017. Gathering and Processing segment EBITDA increased during the quarter as a result of new gathering and processing capital projects placed into service over the past 12 months and solid market fundamentals continuing to drive robust producer development activity on the Bakken, Delaware Basin and Powder River Basin systems. Crude oil, natural gas and natural gas liquids prices are up approximately 30%, 10% and 70% respectively, since the beginning of the third quarter 2017. As a result, producers continue to accelerate development plans around Crestwood’s core assets driving increasing utilization and creating growing opportunity for new capital investment.

Storage and Transportation segment EBITDA totaled $15.0 million in the third quarter 2018, an increase of 12% compared to $13.4 million in the third quarter 2017. Third quarter 2018 natural gas storage and transportation volumes averaged 2.4 Bcf/d, a 20% increase, compared to 2.0 Bcf/d in the third quarter 2017. Storage and Transportation segment volumes increased as a result of Stagecoach Gas Services, our 50/50 joint venture with Consolidated Edison, supporting increased natural gas demand for area power generation facilities in the Northeast and increased storage utilization at Tres Palacios. Additionally, the northeast natural gas market has benefited from favorable fundamentals as the recent in-service of the Atlantic Sunrise pipeline has relieved takeaway constraints resulting in improved natural gas pricing across the basin. Effective July 1, 2018, Crestwood began receiving a 40% cash distribution from the Stagecoach joint venture. The final distribution step-up to 50/50 will occur in July 2019. At the COLT Hub, daily rail crude oil loading volumes increased 119% from the third quarter 2017 driven by wider WTI to Brent spreads and favorable economics for Bakken crude with refinery customers in the East and West Coast markets. Crestwood expects these favorable market conditions to continue at the COLT Hub through 2019 as a result of a combination of i) strong production growth across the Bakken; ii) tightening pipeline capacity; iii) and COLT Hub’s access to multiple supply sources that position the facility to capture market share.

Marketing, Supply and Logistics segment EBITDA totaled $7.4 million in the third quarter 2018, compared to $13.9 million in the third quarter 2017. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the fourth quarter 2017, Crestwood divested US Salt which contributed approximately $6.1 million of segment EBITDA in the third quarter 2017. During the third quarter 2018, Crestwood recorded a $2.4 million non-cash impairment charge related to the sale of its West Coast NGL facilities, which is described in more detail below. Adjusted for the divestitures of US Salt and West Coast, MS&L segment EBITDA increased by approximately 26% from the third quarter 2017 due to increased NGL supplies from various high-growth regions and regional pipeline project delays. Crestwood continues to employ its extensive network of trucking, rail and terminal assets to support the strong growth in its gathering and processing segment. As Crestwood continues to expand its processing assets in the Bakken, Powder River and Delaware Basins, the MS&L segment continues to provide solutions to help producer customers deliver NGLs into premium markets.

Combined O&M and G&A expenses, net of non-cash unit based compensation in the third quarter 2018 were $44.7 million compared to $51.8 million in the third quarter 2017. Crestwood reduced combined O&M and G&A expenses by approximately $7.1 million, or 14%, primarily driven by Crestwood’s efforts to streamline its MS&L segment operations.

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Third Quarter 2018 Business Update

Bakken Update

During the third quarter 2018, the Arrow system averaged crude oil volumes of 74.0 MBbls/d, or 15% below the third quarter 2017, while natural gas volumes of 65.9 MMcf/d and produced water volumes of 48.4 MBbls/d, increased 47% and 31%, respectively, over the third quarter 2017. The decrease in crude oil volumes from 2017 is primarily the result of reduced well completions year-to-date on the Arrow system as Crestwood continues to work with its producers to sequence well connections in-line with expanding system capacities as a result of the ongoing debottlenecking projects. The increased gas and produced water volumes were the result of recently completed debottlenecking projects enabling the gas and water systems to capture previously flared, curtailed or trucked volumes. In the fourth quarter, Crestwood expects producers on the Arrow system to accelerate completions as de-bottlenecking projects completed in 2018 alleviate gathering system constraints. As a result, Crestwood expects 20 to 25 new well connections in the fourth quarter 2018 and preliminary producer forecasts estimate over 100 new well connections in 2019.

Upon completion of the debottlenecking projects, the overall Arrow expansion plan will increase the crude gathering capacity to 120 MBbls/d, natural gas gathering capacity to 150 MMcf/d and produced water gathering capacity to 75 MBbls/d. During the quarter, Crestwood continued progress on construction of the Bear Den Phase-2 processing plant that will increase Crestwood’s Bakken processing capacity of Arrow gas to 150 MMcf/d. The Bear Den Phase-2 plant expansion remains on track to be placed into service in the third quarter of 2019. Once in-service, Crestwood will begin processing 100% of the gas volumes on the Arrow system and has committed to delivering Y-grade volumes into the proposed Elk Creek pipeline project. In addition, Crestwood expects to utilize its MS&L segment and the COLT Hub to transport Bear Den Y–grade volumes to local and regional markets.

Delaware Basin Update

During the third quarter 2018, Crestwood’s Delaware Basin gathering assets averaged natural gas volumes of 155 MMcf/d, a 71% increase compared to 91 MMcf/d in the third quarter 2017. Gathering volumes in the Delaware Basin increased significantly due to the in-service of the Nautilus gathering system in June 2017 and Nautilus system volume growth in the third quarter 2018. Currently, there are five active rigs operating on Crestwood’s Delaware Basin gathering systems that will result in continued volume growth through the remainder of 2018 and into 2019.

In July 2018, Crestwood Permian Basin Holdings LLC (“CPJV”), a 50/50 joint venture between Crestwood and First Reserve, commissioned the 200 MMcf/d Orla plant and associated high-pressure pipeline infrastructure connecting the Willow Lake and Nautilus gathering systems. CPJV’s asset footprint in the Delaware Basin now includes 255 MMcf/d of processing capacity, 650 MMcf/d of natural gas gathering capacity and 390 miles of integrated pipelines spanning the northern and southern Delaware Basin. CPJV’s gathering and processing assets are supported by an undivided joint ownership interest in EPIC Midstream’s 16” pipeline that provides CPJV control of 80,000 Bbls/d of capacity out of the Delaware Basin to multiple downstream connections in Benedum, TX. Once Y-grade volumes reach Benedum, TX, CPJV has secured a long-term purchase and sale agreement with Chevron Phillips in which CPJV will sell, and Chevron Phillips will purchase Crestwood’s Y-grade volumes that will eventually get to the Gulf Coast via Chevron Phillips EZ Pipeline. Crestwood’s gathering and processing asset footprint and long-term Y-grade takeaway solution provides Crestwood with a unique competitive advantage for new commercial opportunities. Crestwood continues to advance commercial discussions with off-set producers to provide midstream services that would include produced water gathering and disposal or new natural gas processing acreage dedications.

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Powder River Basin Update

During the third quarter 2018, the Jackalope system averaged gathering volumes of 118 MMcf/d, an increase of 98%, compared to 60 MMcf/d in the third quarter 2017. Crestwood expects continued volume growth on the system as Chesapeake Energy (“Chesapeake”) continues to aggressively develop the Turner formation. During the quarter, Chesapeake experienced strong appraisal well results that further validates the quality of the reserves in the Western part of its acreage position and results in a 6x increase in its drilling inventory through improved spacing assumptions. Currently, Chesapeake has six rigs operating on the Jackalope system with exit rate system volumes to exceed 150 MMcf/d by year-end 2018 and Chesapeake expects a 100% increase in production volumes by year-end 2019.

In July 2018, Williams and Crestwood, through the Jackalope joint venture, made a final investment decision on a major expansion of the Jackalope gathering system and Bucking Horse processing plant in Converse County, Wyoming. Through a series of projects, Jackalope will increase gathering and processing capacity to 345 MMcf/d by the end of 2019. By mid-November 2018, the previously announced Bucking Horse plant expansion from 120 MMcf/d to 145 MMcf/d is expected to be in-service to further support near-term volume growth. In conjunction with these capital expansions, Crestwood and Williams will extend its gathering and processing acreage dedication agreement with Chesapeake by ten years, through 2037, under existing terms. In addition, Jackalope continues to evaluate growth opportunities in the basin to gather and process offset producer volumes or provide crude gathering services.

Non-Core Asset Divestiture

On October 22, 2018, Crestwood closed the previously announced sale of Crestwood West Coast LLC, to an undisclosed buyer. The assets of Crestwood West Coast LLC include a small gas gathering and processing system, fractionator, butamer and various rail and truck terminal and storage facilities which served Crestwood’s West Coast NGL customers. The assets earned approximately $6 million in the previous twelve months. Proceeds from the sale will total approximately $70 million and will be used to reduce borrowings under its revolving credit facility and reinvest in its 2018 and 2019 capital program.

Capitalization and Liquidity Update

Crestwood invested approximately $95 million in consolidated growth capital projects and joint venture contributions during the third quarter 2018 and approximately $207 million in the first nine months of 2018. For full-year 2018, Crestwood expects to invest $300 million to $350 million to execute expansion projects in the Bakken, Powder River and Delaware Basins. Crestwood’s capital investment is targeting organic growth projects that are supported by current producer development activity where Crestwood has established franchise gathering and processing assets. As a result, Crestwood expects average project build multiples in the 5x to 6x range which help drive Adjusted EBITDA growth of approximately 15% in full-year 2019.

On October 16, 2018, Crestwood amended the partnership’s revolving credit facility. The amended revolving credit facility extends the maturity date by three years, from September 2020 to October 2023, reduces the revolving credit facility size from $1.5 billion to $1.25 billion, reduces the facility’s pricing grid by 25 basis points, and maintains the current financial covenants. The amended facility includes a $350 million accordion option that allows for greater facility capacity in the future, if needed. The credit facility is led by Wells Fargo Securities, LLC and supported by a bank syndicate comprised of 25 banks. Crestwood expects the new facility to result in annual interest expense savings of approximately $3 million.

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As of September 30, 2018, Crestwood had approximately $1.7 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $498 million outstanding under its $1.25 billion revolving credit facility. Crestwood’s leverage ratio was 4.2x as of September 30, 2018. Based on the current outlook for the remainder of 2018, Crestwood will continue to utilize excess retained DCF, proceeds from the divestiture of the West Coast NGL assets, and significant availability under its revolving credit facility to continue self-funding its 2018 capital needs and expects to complete the year within its previously guided total leverage ratio range of 4.0-4.5x. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	RBC Capital Markets Midstream Conference on November 13th – 14th 2018 in Dallas, TX

•	Wells Fargo Securities Pipeline, MLP and Utility Symposium on December 5th – 6th 2018 in New York, NY

•	UBS Midstream, MLP and Utilities Conference on January 14th – 16th 2019 in Park City, UT

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

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About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Elizabeth Suman, 832-519-2276

elizabeth.suman@crestwoodlp.com

Senior Manager, Investor Relations & Corporate Communications

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Gathering and processing	$242.3	$433.9	$838.0	$1,206.7
Storage and transportation	3.5	6.2	12.8	24.7
Marketing, supply and logistics	684.1	515.0	2,034.0	1,401.2
Related party	0.3	0.5	0.9	1.4

Total revenues	930.2	955.6	2,885.7	2,634.0
Cost of products/services sold	827.5	858.5	2,518.7	2,271.6

Expenses:
Operations and maintenance	29.6	35.5	96.0	103.4
General and administrative	25.5	22.5	72.8	71.6
Depreciation, amortization and accretion	39.2	48.1	128.8	145.2
Loss on long-lived assets, net	3.6	6.3	27.7	6.3

	97.9	112.4	325.3	326.5

Operating income (loss)	4.8	(15.3)	41.7	35.9
Earnings from unconsolidated affiliates, net	15.1	11.5	39.5	29.2
Interest and debt expense, net	(25.1)	(24.2)	(73.8)	(74.8)
Loss on modification/extinguishment of debt	—	—	—	(37.7)
Other income, net	—	0.2	0.2	0.4

Income (loss) before income taxes	(5.2)	(27.8)	7.6	(47.0)
Provision for income taxes	—	(0.1)	(0.2)	—

Net income (loss)	(5.2)	(27.9)	7.4	(47.0)
Net income attributable to non-controlling partners	4.1	6.4	12.1	18.8

Net loss attributable to Crestwood Equity Partners LP	(9.3)	(34.3)	(4.7)	(65.8)
Net income attributable to preferred units	15.0	16.2	45.1	47.5

Net loss attributable to partners	$(24.3)	$(50.5)	$(49.8)	$(113.3)

Common unitholders’ interest in net loss	$(24.3)	$(50.5)	$(49.8)	$(113.3)

Net loss per limited partner unit:
Basic	$(0.34)	$(0.72)	$(0.70)	$(1.63)

Diluted	$(0.34)	$(0.72)	$(0.70)	$(1.63)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	71,212	69,725	71,201	69,692
Dilutive units	—	—	—	—

Diluted	71,212	69,725	71,201	69,692

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	September 30, 2018	December 31, 2017
	(unaudited)
Cash	$2.4	$1.3

Outstanding debt:
Crestwood Midstream Partners LP
Revolving Credit Facility	$497.5	$318.2
Senior Notes	1,200.0	1,200.0
Other	1.5	2.4

Subtotal	1,699.0	1,520.6
Less: deferred financing costs, net	23.0	28.4

Total debt	$1,676.0	$1,492.2

Total partners’ capital	$2,035.9	$2,180.5

Crestwood Equity Partners LP partners’ capital
Common units outstanding	71.6	70.7

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

EBITDA
Net income (loss)	$(5.2)	$(27.9)	$7.4	$(47.0)
Interest and debt expense, net	25.1	24.2	73.8	74.8
Loss on modification/extinguishment of debt	—	—	—	37.7
Provision for income taxes	—	0.1	0.2	—
Depreciation, amortization and accretion	39.2	48.1	128.8	145.2

EBITDA (a)	$59.1	$44.5	$210.2	$210.7
Significant items impacting EBITDA:
Unit-based compensation charges	10.4	6.2	27.9	18.9
Loss on long-lived assets, net	3.6	6.3	27.7	6.3
Earnings from unconsolidated affiliates, net	(15.1)	(11.5)	(39.5)	(29.2)
Adjusted EBITDA from unconsolidated affiliates, net	25.9	21.5	69.9	54.9
Change in fair value of commodity inventory-related derivative contracts	17.1	27.4	7.0	12.5
Significant transaction and environmental related costs and other items	0.4	1.9	2.8	10.4

Adjusted EBITDA (a)	$101.4	$96.3	$306.0	$284.5

Distributable Cash Flow
Adjusted EBITDA (a)	$101.4	$96.3	$306.0	$284.5
Cash interest expense (b)	(24.7)	(23.6)	(71.4)	(71.6)
Maintenance capital expenditures (c)	(5.4)	(4.3)	(16.7)	(16.1)
Adjusted EBITDA from unconsolidated affiliates, net	(25.9)	—	(69.9)	—
Distributable cash flow from unconsolidated affiliates	24.6	—	66.4	—
Provision for income taxes	—	(0.1)	(0.2)	—
Deficiency payments	—	0.8	—	0.6

Distributable cash flow attributable to CEQP	70.0	69.1	214.2	197.4
Distributions to preferred	(15.0)	(15.0)	(45.0)	(15.0)
Distributions to Niobrara preferred	(3.3)	(3.8)	(9.9)	(11.4)

Distributable cash flow attributable to CEQP common (d)	$51.7	$50.3	$159.3	$171.0

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Beginning in 2018, distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. In 2017, distributable cash flow was defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and changes in deferred revenue (primarily related to deficiency payments). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

EBITDA
Net cash provided by operating activities	$40.9	$95.3	$200.9	$228.2
Net changes in operating assets and liabilities	8.8	(63.6)	(4.0)	(65.2)
Amortization of debt-related deferred costs	(1.8)	(1.9)	(5.4)	(5.4)
Interest and debt expense, net	25.1	24.2	73.8	74.8
Unit-based compensation charges	(10.4)	(6.2)	(27.9)	(18.9)
Loss on long-lived assets, net	(3.6)	(6.3)	(27.7)	(6.3)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	0.1	3.0	0.3	2.5
Deferred income taxes	—	—	0.2	0.7
Provision for income taxes	—	0.1	0.2	—
Other non-cash (income) expense	—	(0.1)	(0.2)	0.3

EBITDA (a)	$59.1	$44.5	$210.2	$210.7
Unit-based compensation charges	10.4	6.2	27.9	18.9
Loss on long-lived assets, net	3.6	6.3	27.7	6.3
Earnings from unconsolidated affiliates, net	(15.1)	(11.5)	(39.5)	(29.2)
Adjusted EBITDA from unconsolidated affiliates, net	25.9	21.5	69.9	54.9
Change in fair value of commodity inventory-related derivative contracts	17.1	27.4	7.0	12.5
Significant transaction and environmental related costs and other items	0.4	1.9	2.8	10.4

Adjusted EBITDA (a)	$101.4	$96.3	$306.0	$284.5

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Gathering and Processing
Revenues	$297.1	$464.3	$979.6	$1,302.4
Costs of product/services sold	205.1	378.6	701.6	1,049.9
Operations and maintenance expenses	17.2	16.2	52.7	51.8
Loss on long-lived assets	(2.2)	(3.9)	(2.1)	(3.9)
Earnings from unconsolidated affiliates, net	5.6	4.3	15.8	7.7

EBITDA	$78.2	$69.9	$239.0	$204.5

Storage and Transportation
Revenues	$6.1	$7.4	$19.9	$29.4
Costs of product/services sold	(0.1)	0.2	0.1	0.3
Operations and maintenance expenses	0.7	1.0	2.3	3.4
Earnings from unconsolidated affiliates, net	9.5	7.2	23.7	21.5

EBITDA	$15.0	$13.4	$41.2	$47.2

Marketing, Supply and Logistics
Revenues	$627.0	$483.9	$1,886.2	$1,302.2
Costs of product/services sold	622.5	479.7	1,817.0	1,221.4
Operations and maintenance expenses	11.7	18.3	41.0	48.2
Gain (loss) on long-lived assets, net	(2.5)	0.6	(26.7)	0.6

EBITDA	$(9.7)	$(13.5)	$1.5	$33.2

Total Segment EBITDA	$83.5	$69.8	$281.7	$284.9
Corporate	(24.4)	(25.3)	(71.5)	(74.2)

EBITDA	$59.1	$44.5	$210.2	$210.7

NEWS RELEASE

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CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Gathering and Processing (MMcf/d)
Bakken—Arrow	65.9	44.7	65.7	47.8
Marcellus	355.6	462.3	392.8	400.5
Barnett	273.7	310.2	280.5	320.8
Permian (a)	155.1	90.8	147.2	61.8
PRB Niobrara—Jackalope Gas Gathering (a)	118.1	59.6	95.7	55.8
Other	45.7	53.9	47.4	58.1

Total gas gathering volumes	1,014.1	1,021.5	1,029.3	944.8
Processing volumes	297.1	234.8	284.7	221.5
Compression volumes	438.4	515.4	463.2	484.3
Arrow Midstream
Bakken Crude Oil (MBbls/d)	74.0	87.5	76.8	79.3
Bakken Water (MBbls/d)	48.4	36.9	43.6	34.8

Storage and Transportation
Northeast Storage—firm contracted capacity (Bcf) (a)	33.7	34.7	33.0	35.1
% of operational capacity contracted	97%	100%	95%	100%
Firm storage services (MMcf/d) (a)	371.2	396.9	378.1	361.2
Interruptible storage services (MMcf/d) (a)	2.3	1.2	2.3	2.7
Northeast Transportation—firm contracted capacity (MMcf/d) (a)	1,549.6	1,482.3	1,537.8	1,457.5
% of operational capacity contracted	85%	83%	84%	82%
Firm services (MMcf/d) (a)	1,373.7	1,235.6	1,343.0	1,324.7
Interruptible services (MMcf/d) (a)	23.7	80.9	48.5	82.2
Gulf Coast Storage—firm contracted capacity (Bcf) (a)	27.2	27.5	27.6	28.3
% of operational capacity contracted	71%	72%	72%	74%
Firm storage services (MMcf/d) (a)	401.3	168.1	338.7	233.1
Interruptible services (MMcf/d) (a)	178.2	69.2	128.9	80.3
COLT Hub
Rail loading (MBbls/d)	55.5	25.3	45.2	42.3
Outbound pipeline (MBbls/d) (b)	12.5	13.8	12.8	14.2

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	111.1	118.6	125.2	117.5
NGL volumes trucked (MBbls/d)	32.1	44.8	44.2	52.7
Crude Operations
Crude barrels trucked (MBbls/d)	8.4	5.1	8.0	5.8

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.